AGREEMENT FOR SERVICES

This Agreement is made on 7th March 2025, between:

Esport Games Limited, a company incorporated and existing under the laws of Hong Kong SAR, with its principal place of business at 1204 Golden Resources Tower, 218 Jaffe Road, Wanchai, Hong Kong, ("Provider"), and

CTRL Games Limited, a company incorporated and existing under the laws of Hong Kong, with its principal place of business at Unit F, 12/F Kaiser Estate 1, 41 Man Yue Street. Hung Hom, Hong Kong ("Client").

WHEREAS, the Provider has agreed to provide services to the Client in connection with developing a blockchain-enhanced social gaming platform and accompanying social games (the "Project") as detailed in the attached proposal (Exhibit A).

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. **Scope of Services**
   - The Provider shall develop a comprehensive social gaming platform with blockchain and Web3 features to enhance user engagement and provide a secure, seamless gaming experience, as detailed in Exhibit A.
2. **Deliverables**
   - The Provider shall deliver the following:
     - A secure and feature-rich social gaming platform.
     - Integration of a flexible SDK for user-generated content and game integration.
     - Creation of initial FOUR proprietary social games to demonstrate the platform's capabilities.
     - Integration of crypto wallets and Web3 features.
     - Development of comprehensive game tokenomics and a whitepaper.

   (collectively defined as "Collateral Required Deliverables")

3. **Timeline for Execution**
   - The Project shall commence on 10th March 2025. The key project dates are detailed in Exhibit A, with specific milestones and deliverables outlined.
4. **Payment Terms**
   - The total cost for the Project shall be $2,100,000, payable as follows:
     - 50% ($1,050,000) due within 7 days upon signing of this Agreement.
     - 40% ($840,000) due upon delivery of the Collateral Required Deliverables.
     - 10% ($210,000) due upon satisfactory completion and acceptance by the Client.
5. **Client Responsibilities**
   - The Client shall provide the necessary materials, including user data, design requirements, and chain of choice and requirement, to ensure timely project completion, as detailed in Exhibit A.

6. **Project Management and Communication**
    - The Provider will manage the Project using proven methodologies, including regular communication with the Client, risk evaluation and mitigation strategies, and comprehensive project evaluation.
7. **Confidentiality**
    - Both parties agree to maintain the confidentiality of all confidential information exchanged between them.
8. **Term and Termination**
    - This Agreement shall commence on the effective date and continue until the completion of the Project. Either party may terminate this Agreement upon thirty (30) days' written notice to the other party.
9. **Miscellaneous**

- This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, negotiations, and understandings, whether written or oral.
- Esports may subcontract WEB3 and blockchain-related work to other associated parties specializing in WEB3 technology for 50% or more of the total contract sum.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as

For and on behalf of
Esport Games Limited By:
eSport Games Limited

....
Authorized Signature(s)

Authorized Signatory

CTRL Games Limited By:

CTRL Games Limited

Authorized Signatory